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                                                                    EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                              CONTACT:
                                              CATHERINE M. BIFFIGNANI
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              314-645-6600

                                               [KV PHARMACEUTICAL logo]

                             FOR IMMEDIATE RELEASE


         KV PHARMACEUTICAL ANNOUNCES U.S. FOOD AND DRUG ADMINISTRATION
                            APPROVAL OF EVAMIST(TM)


  EVAMIST(TM) IS THE FIRST ESTRADIOL TRANSDERMAL SPRAY APPROVED BY THE US FDA


  KV REITERATES ITS INTENTIONS FOR A LAUNCH DURING SECOND HALF OF FISCAL 2008

St. Louis, MO. - July 30, 2007 - KV Pharmaceutical Company (NYSE: KVa/KVb) today announced that VIVUS, Inc. has received U.S. Food & Drug Administration
(FDA) approval for the marketing of EvaMist(TM), for which KV recently acquired exclusive U.S. marketing rights from VIVUS. This approval marks the FDA's first approval of an estradiol transdermal spray. KV will market the product as part of its Ther-Rx Corporation subsidiary's women's health product line. EvaMist(TM) is a metered dose transdermal estradiol spray for the treatment of moderate to severe vasomotor symptoms due to menopause.

The Company previously announced the agreement with VIVUS for the grant of a sublicense of exclusive rights and sale of assets related to EvaMist(TM) in March 2007. Under the terms of the transaction, VIVUS is eligible to receive a $140 million cash payment upon the approval of its New Drug Application (NDA) for EvaMist(TM). The payment is expected five days after the transfer of the NDA to KV. The transaction also calls for two one-time success milestone payments of up to $30 million which would be payable to VIVUS after stepped milestone annual sales levels are achieved.

Marc S. Hermelin, Chairman of the Board and Chief Executive Officer of KV stated, "We are extremely pleased that VIVUS was successful in obtaining FDA approval on what we consider to be an exciting new product opportunity for our branded subsidiary, Ther-Rx Corporation. We believe our existing presence in the women's health market and our specialized focus on the OB/GYN community through our dedicated sales force will allow us to successfully promote the benefits of EvaMist(TM) to physicians and patients. We look forward to launching this product during the second half of fiscal 2008 and to its contribution to the growth of our branded business moving forward."


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ABOUT MENOPAUSE

Approximately two million American women reach the age of 50 each year. Women naturally enter into menopause between the ages of 45 and 55; however, surgical menopause may happen at any age. Menopausal symptoms occur when the ovaries stop producing estrogen. Symptoms include hot flashes, discomfort or pain during sexual intercourse due to vaginal atrophy (thinning of the vagina), and changes in skin and hair.

ABOUT KV PHARMACEUTICAL COMPANY

KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. For further information about KV Pharmaceutical Company, please visit the company's corporate website at www.kvpharmaceutical.com.

ABOUT VIVUS
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VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health. VIVUS has three investigational products that are positioned to enter Phase 3 clinical trials. The investigational pipeline includes: Qnexa(TM), for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS(R), for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction
(ED). MUSE(R) is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company's web site at www.vivus.com.

SAFE HARBOR
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The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", " believe", "projects", "anticipates", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the amount and allocation of cumulative charges and compensation expense, the Company's filing of its Form 10-K and continued satisfaction of the continued listing requirements on the New York Stock Exchange, and the Company's strategy for growth, product development, product launches, regulatory approvals, market position, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following



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cautionary statements identifying important economic, political and technology factors, which among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products,; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in revenues; (10) the difficulty of predicting international regulatory approval, including timing;
(11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; (14) the outcome of a previously disclosed inquiry into the effect of certain stock option grants by an independent committee of the Company's Audit Committee and the completion of the financial statements for the second and third quarters and year-ended fiscal 2007, and first quarter fiscal 2008; (15) the risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission; and (16) actions by the Securities and Exchange Commission and the Internal Revenue Service with respect to the Company's stock option grants and accounting practices.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this release.